    Exhibit 99.1

PRESS RELEASE

American Express Global Business Travel agrees to acquire Egencia from Expedia Group

London, UK; Seattle, Wash – May 4, 2021 American Express Global Business Travel (GBT) has made a binding offer to acquire Egencia, Expedia Group’s corporate travel arm. As part of the transaction, Expedia Group would become a shareholder in, and enter a long-term strategic commercial agreement with, GBT.
The deal would bring Egencia, a leading digital travel management company, into the GBT family. GBT would continue to invest in the Egencia brand, its people and technology, as part of the world’s leading business travel platform.
Paul Abbott, GBT’s CEO, said: “Our strategy is to provide customers with unparalleled choice by having the best solutions for each managed travel segment that we serve. In Egencia, we would welcome the industry’s leading digital business travel platform.

“Egencia would be strengthened by GBT’s complementary technology, enterprise capabilities and cutting-edge content. This would create new opportunities for both multinational and small and medium-sized enterprise (SME) clients, suppliers and the talented teams within both organizations.”
Together, GBT and Egencia would offer comprehensive technology and customer solutions across every segment of business travel. Teaming Egencia with GBT’s Supply MarketPlace, one of the most comprehensive sources for content and experiences for business travelers, would give customers more choice and suppliers more access to business travelers.

Meanwhile, with both the Egencia platform and GBT’s Neo Technology Group, the business would be positioned to build the best solutions for the future of business travel.
President of Expedia Business Services Ariane Gorin said: “We are thrilled by the potential transaction and what GBT and Egencia could achieve together, as Expedia Group seeks to simplify our business and be a leader in all of our endeavours. The combination of GBT’s leading solutions with Egencia’s great technology and team would help create the world’s best business travel offerings for customers and suppliers.

“At the same time, a greatly expanded, long-term accommodations supply agreement with Expedia Partner Solutions (EPS) would enhance GBT’s Supply MarketPlace and meaningfully further Expedia Group’s goal of powering businesses across the entire eco-system.

“Expedia Group strongly believes in the robust return of travel, including in the corporate space. We’re excited about our potential ownership in GBT and our long-term arrangement to power Egencia and GBT, as we do for thousands of other travel companies,” Gorin added.
The proposed deal is subject to consultation by Expedia Group and Egencia with their applicable employee representatives, as well as customary closing conditions including regulatory approvals.

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    Exhibit 99.1

Media contacts:
American Express Global Business
KWT Global
GBTUS@kwtglobal.com
+ 929-358-4068

About American Express Global Business Travel
American Express Global Business Travel (GBT) is the world’s leading business partner for managed travel. We help companies and their employees prosper by making sure travellers are present where and when it matters. We keep global business moving with the powerful backing of travel professionals in more than 140 countries. Companies of all sizes, and in all places, rely on GBT to provide travel management services, organise meetings and events, and deliver business travel consulting.

Visit amexglobalbusinesstravel.com for more information about GBT, and follow @amexgbt on Twitter, LinkedIn and Instagram.
About Expedia Group
Expedia Group, Inc. (NASDAQ: EXPE) companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, and Expedia Cruises™.

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